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                 [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]


                                                                     EXHIBIT 5.1


                                          September 3, 1999


ALEC Holdings, Inc.
510 L. Street, Suite 500
Anchorage, Alaska 99501

Ladies and Gentlemen:


    We have acted as counsel for ALEC Holdings, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-4, registration number 333-82361 (the "Registration Statement"), first filed with the Securities and Exchange Commission on July 7, 1999, relating to an offer to exchange (the "Exchange Offer") 13% Senior Discount Debentures due 2011 of the Company (the "Exchange Debentures") which will have been registered under the Securities Act of 1933, as amended, for an equal principal amount of the Company's outstanding 13% Senior Discount Debentures due 2011 (the "Old Debentures").


    The Exchange Debentures will be issued under an Indenture dated as of May 14, 1999 (the "Indenture"), among the Company and The Bank of New York, as trustee (the "Trustee").

    As counsel, we have examined the Registration Statement, the Indenture, the form of the Exchange Debentures, the form of the Old Debentures and such other documents, records and other matters as we have deemed necessary or appropriate in order to give the opinions set forth herein.

    In giving the opinions contained herein, we have, with your approval, relied upon representations of officers of the Company and certificates of public officials with respect to the accuracy of the material factual matters addressed by such representations and certificates. We have, with your approval, assumed the genuineness of all signatures or instruments submitted to us, and the conformity or certified copies submitted to us with the original documents to which such certified copies relate.

    We are members of the bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of New York.

    Based upon and subject to the foregoing, assuming that the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligations of, the Trustee, it is our opinion that:

    (1) the Indenture has been duly executed and delivered by, and constitutes the legal, valid and binding obligation of, the Company, enforceable against the Company in accordance with its terms; and

    (2) the Exchange Debentures, when duly executed and delivered by the Company upon the terms set forth in the Exchange Offer, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms;

subject in each case to (a) bankruptcy, insolvency, moratorium, reorganization and other laws of general applicability relating to or affecting creditors' rights from time to time in effect and (b) application of general principles of equity (regardless of whether considered in proceedings in equity or at law).

    The opinions expressed above are subject to (i) standards of commercial reasonableness and good faith, (ii) public policy and (iii) other applicable laws, rules, regulations, court decisions and constitutional requirements in and of the State of New York or the United States of America limiting or affecting the exercise of remedies under the Indenture and the Exchange Debentures, provided that
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ALEC Holdings, Inc.
September 3, 1999
Page 2


any limitations imposed by such other applicable laws, rules, regulations, court decisions, and constitutional requirements will not, in our opinion, materially interfere with the realization by the holders of the Exchange Debentures of the practical benefits intended to be conferred by the Exchange Debentures and the Indenture, although they may result in a delay thereof (and we express no opinion with respect to the economic consequence of any such delay).

    We express no opinion with respect to: (i) the enforceability of provisions in the Indenture relating to delay or omission of enforcement of rights or remedies, or waivers of defenses, or waivers of benefits of usury, appraisement, valuation, stay, extension, moratorium, redemption, statutes of limitation, or other non-waivable benefits bestowed by operation of law; or (ii) the lawfulness or enforceability of exculpation clauses, clauses relating to releases of unmatured claims, clauses purporting to waive unmatured rights, severability clauses, and clauses similar in substance or nature to those expressed in the foregoing clause (i) and this clause (ii), insofar as any of the foregoing are contained in the Indenture. In addition, we express no opinion as to whether a federal or state court outside of the State of New York would give effect to the choice of New York law provided for in the Indenture.

    We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm in the Prospectus that is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                          Very truly yours,

                                          Wachtell, Lipton, Rosen & Katz